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                                                        Exhibit 12.2


                             Boston Edison Company
              Computation of Ratio of Earnings to Fixed Charges
                   and Preferred Stock Dividend Requirements
                     Twelve Months Ended September 30, 1994
                                (in thousands)


Net income from continuing operations                   $123,898

Income taxes                                              56,388

Fixed charges                                            131,491
                                                        --------
     Total                                              $311,777
                                                        ========
Interest expense                                        $117,012
Interest component of rentals                             14,479
                                                        --------
     Subtotal                                            131,491
                                                        --------
Preferred stock dividend requirements                     22,456
                                                        --------
     Total                                              $153,947
                                                        ========
Ratio of earnings to fixed charges and preferred
stock dividend requirements                                 2.03
                                                            ====
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